SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2008

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Ave, N.E., Suite 101, Redmond, WA 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 7 Pages

Item 2.02 Results of Operation and Financial Condition

A copy of a press release made on April 24, 2008 follows:

6464 185th Ave. N.E. Suite 101

Redmond, WA 98052

Tel: (425) 881-6444

Fax:(425) 881-6856

For information please contact:

Joel Hatlen
VP, Finance and Chief Financial Officer
Data I/O Corporation
(425) 881-6444

DATA I/O ANNOUNCES FIRST QUARTER INCOME OF $2.6 MILLION

Redmond, Wash., April 24, 2008 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today celebrated the announcement of financial results for the first quarter of 2008.

Revenues for the first quarter of 2008 were $6.2 million compared with $6.0 million in the first quarter of 2007. Gross margins as a percentage of sales for the first quarter of 2008 were 60.8% compared with 55.1% in the first quarter of 2007. The improvements in gross margin are attributable to actions taken to reduce manufacturing costs, increased prices, increased sales of support agreements and favorable product and channel mix between the two periods. Operating expenses for the first quarter of 2008 were $3.1 million compared with $3.9 million in the first quarter of 2007. The reduction of $782,000 in operating expense is primarily the result of restructuring actions taken by the company in the second quarter of last year.

Income from operations was $626,000 or 10% of sales for the first quarter of 2008 compared to a loss from operations of ($789,000) in the first quarter of 2007. Non-operating income during the first quarter of 2008 included a gain of $2.1 million from the sale of patents with retained licenses which had been previously announced. In accordance with U.S. generally accepted accounting principles (GAAP), net income for the first quarter of 2008 was $2,642,000, or $0.29 per diluted share, compared with a net loss of ($785,000), or ($0.09)per share for the first quarter of 2007.

“We are particularly delighted with the sales performance in Asia during the first quarter. Orders in Asia were up 61% from the first quarter of last year. Orders from customers in China alone were up 150% from the same quarter of last year,” said Fred Hume, president and CEO. “This gives us confidence that the changes we made to our Asia sales team are bearing fruit.”

“We are extremely pleased that our restructuring actions have been successful in lowering the quarterly breakeven point and improving our gross margins,” said Hume. “We were pleased to report a 10% operating profit, and with the patent sale, earnings per share of $0.29.”

“Backlog at the end of the first quarter was $1.5 million,” said Hume. “New orders so far in the second quarter have been strong totaling more than $2.5 million through the 23rd of April 2008.”

“In the first quarter, we added TekServe, a new distributor serving Taiwan and China. We are also adding new sales channels in Israel and Brazil, and expect to add sales channels throughout the year to provide greater and more effective sales coverage globally,” said Hume.

Conference Call Information

A conference call discussing the first quarter of 2008 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (612) 332-0923, passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844, access code: 920096. The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With over 35 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes. Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company’s filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

– Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS
(in thousands except per share data)

	First Quarter
			Percent
	3/31/2008	3/31/2007	Change
Net sales	$6,188	$6,028	2.7%
Gross margin	3,761	3,320	13.3%
Gross margin as percent of sales	60.8%	55.1%	5.7%
Operating expenses:
Research & development	1,099	1,370	-19.8%
Selling, general and administrative	2,027	2,538	-20.1%
Provision for business restructure	9	201
Operating income (loss)	626	(789)
Non-operating income (expense)	2,048	10
Income (loss) from operations before taxes	2,674	(779)
Income tax expense (benefit)	32	6

Net income (loss)	$2,642	($785)

Total diluted earnings (loss) per share	$0.29	($0.09)

Diluted weighted average shares outstanding	9,033	8,491

CONDENSED BALANCE SHEET
(in thousands)

	3/31/2008	12/31/2007
Cash and cash equivalents	$9,962	$7,637
Accounts receivable, net	5,945	5,299
Inventories	5,249	4,980
Other current assets	295	323
Land, building and equipment	2,242	2,257
Other long-term assets	125	124
Total assets	$23,818	$20,620

Current liabilities	$5,457	$5,177
Long-term debt	323	357
Shareholders’ equity	18,038	15,086
Total liabilities and shareholders’ equity	$23,818	$20,620

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

April 25, 2008	By _/s/Frederick R. Hume____
Frederick R. Hume
President
Chief Executive Officer

By _/s/Joel S. Hatlen_________

Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer